Attic Brewing Company WeFunder.mp4 (3m 43s) https://jotengine.com/transcriptions/wn7oouSei0lVi4pOywKP8w
12 speakers (Todd, Lauren, Speaker 3, Speaker 4, Speaker 5, Speaker 6, Speaker 7

[0:00:07]
Todd: Attic Brewing started back in 2010 when me and my wife, we were living ove r in Germantown, over on Duval Street. It was my 30th birthday. She bought me a

[0:00:19]
Lauren: Brewing in the attic was very challenging. There were a couple of times when gallons of beer dripped through the floor of our apartment. We were up for those challenges. We always had great beer to drink. That was the important thin

[0:00:31]
Todd: Every time we go on vacation or whatever, we'd always hit up the breweries .. We always kinda talked about it. How it would be pretty cool to have our own b rewery some day, but it never really became a reality till about maybe two years

[0:00:40]
Lauren: I had worked for 11 years helping grow a major clothing retailer in the United States and decided it wasn't my passion anymore. I knew that I wanted to own my own business and decided that craft beer was something both Todd and I re ally enjoyed. It so happened that the 2016 Craft Brewer's Conference was held in
 Philadelphia. We attended the conference and ever since have been building our

[0:01:05]
Todd: [inaudible] brewed everything. We've started with your typical American st yles, with American IPAs. Pale ales, stouts. We've been experimenting with diffe

[0:01:16]
Speaker 3: I think the beer's amazing. I'm drink the oat stout right now. It's a

[0:01:23]
Speaker 4: This cream ale is basically the definition of a cream ale. It's light

[0:01:28]
Speaker 5: The brown ale that they make is literally one of the best that I've e

[0:01:31]
Speaker 6: I mean, I think this is a perfect area for a brewery. There hasn't be

[0:01:36]
Speaker 7: Germantown is a sort of pioneering neighborhood but it has this spunk to it and I feel like bringing a brewery to here will just intensify that spunk

[0:01:47]
Speaker 9: A lot of members of the community of Germantown are really excited fo

[0:01:51]
Speaker 10: There's such a diverse community of people that live here. Germantow

[0:01:58]
Lauren: Attic Brewing Company is gonna be located in the Wayne Junction Train St

[0:02:04]
Speaker 12: If you came here 100 years ago, it was a place to be. These industri al buildings will never be industrial again but the next best thing is to bring food and apartments and coffee shops and offices and lots of usable space to the
 Germantown area. I think every great neighborhood needs a great brewery, so I k

[0:02:31]
Lauren: We are opening a business and we need capital.

[0:02:34]
Todd: We received some investment funds from friends and family but now it's tim

[0:02:39]
Lauren: Co-ops are really popular here, and we feel like WeFunder is very simila r to a co-op. It's a platform in which people can invest as little as $100 and s

[0:02:51]
Todd: It's gonna help us start getting our equipment and all the other things th

[0:02:57]
Speaker 13: They're gonna be an excellent addition to this neighborhood, and I c

[0:03:00]
Speaker 15: When you talk to Todd or you talk to Lauren, you talk about the leve l of engagement. Just the idea that they were able to be mindful enough to get t
o know people in the process, and make those people not just fans, but hopefully investors in what it is that they're trying to do. That's where you become a st

[0:03:17]
Lauren: We want to build our brewery for the right reasons. We've built a solid business plan around it and what we're looking to do at Attic Brewing Company, i s to brew the best beer that we can for the community of people that live in Ger [0:03:30]
Attic Brewing Company WeFunder.mp4 (3m 43s) https://jotengine.com/transcriptions/GBUEiC582M0IIdGQL8WCQg
9 speakers (Ted, Laura, Speaker 3, Speaker 4, Speaker 5, Speaker 6, Speaker 7, S

[0:00:07]
Ted: Attic Brewing started back in 2010, when me and my wife, we were living ove r in Germantown over on Duval Street. It was my 30th birthday, she bought me a h

[0:00:19]
Laura: Brewing in an attic was very challenging. There were a couple of times wh en gallons of beer dripped through the floor of our apartment. You know, we were up for those challenges. We always had great beer to drink. That was important

[0:00:31]
Ted: Every time we go on vacation or whatever, we'd always hit up breweries, we always kind of talked about it, how it'd be pretty cool to have our own brewery

[0:00:40]
Laura: I had worked for 11 years helping grow a major clothing retailer in the U nited States, and decided it wasn't my passion anymore. I knew that I wanted to own my own business, and decided that craft beer was something both Ted and I re ally enjoyed. So it happened that the 2016 Craft Brewers Conference was held in Philadelphia. We attended the conference, and ever since, we've been building ou

[0:01:05]
Ted: Oh, it brewed everything. We've started with kind of your typical American styles of American IPAs, pale ales, stouts. We've been experimenting with differ

[0:01:16]
Speaker 3: I think the beer's amazing. I'm drinking the old stout right now. It'

[0:01:23]
Speaker 4: This cream ale is basically the definition of a cream ale. Its lightn

[0:01:28]
Speaker 3: The Brownell that they make is literally one of the best I've ever ha

[0:01:31]
Speaker 5: I mean, I think this is a perfect area for a brewery. There hasn't be

[0:01:36]
Speaker 6: Germantown is this sort of pioneering neighborhood, but it has the sp unk to it, and I feel like bringing a brewery to here, will just intensify that

[0:01:47]
Speaker 7: A lot of members of the community at Germantown are really excited fo

[0:01:51]
Laura: There's such a diverse community of people that live here. Germantown als
o has such a rich history to it. Attic Brewing Company is going to located in th

[0:02:04]
Speaker 8: If you came here a hundred years ago, it was a place to be. These ind ustrial buildings will never be industrial again, but the next best thing is to bring food, and apartments, and coffee shops, and offices, and lots of usable sp ace to the Germantown area. I think every great neighborhood needs a great brewe

[0:02:31]
Laura: We are opening a business, and we need capital.

[0:02:34]
Ted: We received some investment funds from friends and family, but now it's tim

[0:02:39]
Laura: Co-ops are really popular here, and we feel like Wefunder is very similar to a co-op. It's a platform in which people can invest as little as $100, and s

[0:02:50]
Ted: This is going to help us start getting our equipment and other things that

[0:02:57]
Speaker 5: They're going to be an excellent addition to this neighborhood. And I

[0:03:00]
Speaker 9: When you talk to Todd, or you talk to Laura, and you talk about the l evel of engagement, just the idea that they were able to be mindful enough to ge t to know people in the process, and make those people not just for friends, but hopefully investors in what it is that they're trying to do, that's the way you

[0:03:17]
Laura: We want to build our brewery for the right reasons. We've built a solid b usiness plan around it, and what we're looking to do at Attic Brewing Company, i s to brew the best beer that we can for the community of people that live in Ger [0:03:30]